      As filed with the Securities and Exchange Commission on November 30, 2006
                                                     REGISTRATION NO. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             ----------------------

                            FALCONSTOR SOFTWARE, INC.

                 DELAWARE                                 77-0216135
                 --------                                 ----------
      (State or other jurisdiction of                  (I.R.S. Employer
       incorporation or organization)                 Identification No.)

          2 HUNTINGTON QUADRANGLE
                SUITE 2S01
            MELVILLE, NEW YORK                              11747
         -------------------------                          -----
(Address of principal executive offices)                  (Zip Code)

                            FALCONSTOR SOFTWARE, INC.
                            2006 INCENTIVE STOCK PLAN
                            -------------------------
                            (Full title of the plan)

                                  REIJANE HUAI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            FALCONSTOR SOFTWARE, INC.
                             2 HUNTINGTON QUADRANGLE
                                   SUITE 2S01
                            MELVILLE, NEW YORK 11747
                            ------------------------
                     (Name and address of agent for service)

                                  631-777-5188
                                  ------------
          (Telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                65 E. 55TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 451-2300

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                  Proposed
                                   Maximum        Proposed
    Title of        Amount to     offering         Maximum        Amount of
Securities to be       be         price per       Aggregate      Registration
   registered      registered(1)    share      Offering Price       fee(3)
--------------------------------------------------------------------------------
Common Stock,
par value $.001
per share:
restricted
shares issued
and outstanding...   200,000       $8.255(2)     $1,651,000(2)     $177.66(2)
--------------------------------------------------------------------------------
Common Stock,
par value $.001
per share:
shares subject
to outstanding
options...........   784,250       $7.30         $5,725,025        $612.58
--------------------------------------------------------------------------------
Common Stock,
par value $.001
per share:
shares reserved
for future
issuance under
the Plan..........   515,750       $8.255(2)     $4,257,516.25(2)  $455.55(2)
================================================================================

         (1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. There are also registered hereby such indeterminate number of shares of Common Stock, $.001 par value (the "Common
Stock") as may become issuable by reason of the operation of the anti-dilution provisions of the FalconStor Software, Inc. (the "Company") 2006 Incentive Plan
(the "2006 Plan").

         (2) Includes 784,250 shares with respect to which options were granted at an average exercise price of $7.30 per share. With respect to the restricted shares of Common Stock and the remaining shares available for issuance under the
2006 Plan, pursuant to Rule 457(h) under the Securities Act of 1933, as amended
(the "Securities Act"), the offering price per share, solely for the purpose of determining the registration fee, is equal to the average of the high and low sales price of the Company's Common Stock as reported on the NASDAQ Global
Market on November 22, 2006.

         (3) Registration fees were previously paid for the registration of
8,662,296 shares (Registration No. 333-69834) and 2,000,000 shares (Registration
No. 333-103925) under the 2000 Plan, respectively and 3,800,000 shares
(Registration No. 333-125126) under the 2000 Plan and the 2004 Plan, collectively. The fee being paid herewith pertains to an aggregate of 1,500,000 shares of Common Stock consisting of 200,000 shares of restricted stock granted and 1,300,000 shares issuable upon exercise of options granted or the grant of restricted shares under the 2006 Plan.

                                EXPLANATORY NOTE

         The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register 1,500,000 shares of Common Stock, $.001 par value per share, of the Company issuable pursuant to the 2006 Incentive Plan of the Company. The Company previously registered 8,662,296 shares (Registration No. 333-69834), and 2,000,000 shares
(Registration No. 333-103925) under the Company's 2000 Stock Option Plan (the
"2000 Plan"), as well as an aggregate of 3,800,000 shares (Registration No.
333-125126) under the 2000 Plan and the Company's 2004 Outside Directors Stock
Option Plan (the "2004 Plan"). Pursuant to General Instruction E to Form S-8,
the contents of the prior registration statements relating to the 2000 Plan and the 2004 Plan, and all periodic reports that the Company filed after such
Registration Statements to maintain current information about the Company are hereby incorporated by reference.

         This Form S-8 includes a Reoffer Prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to the (i) 2000 Plan and (ii) the 2004 Plan (iii) the 2006 Plan and (iv) the
Company's 1994 Outside Directors Stock Option Plan, the shares of which were previously registered.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.           PLAN INFORMATION

         The documents containing the information concerning the Plans required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plans as specified by Rule 428(b)(1)
under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Commission or its staff a copy or copies of documents included in such file.
Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities
Act. These documents and the documents incorporated by reference in this
Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section
10(a) of the Securities Act.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) will be available without charge to participants in the Plans upon written or oral request by contacting:

                           FalconStor Software, Inc.
                           2 Huntington Quadrangle
                           Suite 2S01
                           Melville, New York  11747
                           Attention: Chief Financial Officer
                           (631) 777-5188

                                   PROSPECTUS

                                2,240,579 SHARES
                            FALCONSTOR SOFTWARE, INC.
                         COMMON STOCK ($.001 PAR VALUE)

         This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our Common Stock that may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2000
Stock Option Plan, our 2004 Outside Directors Stock Option Plan, our 2006
Incentive Plan or our 1994 Outside Directors Stock Option Plan. In addition, this Prospectus relates to 200,000 shares of restricted stock held by the selling stockholders and which were issued under our 2006 Incentive Plan. We previously registered the offer and sale of the shares to the selling stockholders. This Prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

         The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the
Nasdaq Global Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

         Our Common Stock is listed on the Nasdaq Global Market. On November 22,
2006, the closing price for the Common Stock, as reported by the Nasdaq Global
Market, was $8.28.

--------------------------------------------------------------------------------
     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. THEY
HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD
BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 30, 2006.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES.................................................22

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-8 with the SEC for our common stock offered in this offering. This prospectus does not contain all the information set forth in the Registration Statement. You should refer to the
Registration Statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement for copies of the actual contracts, agreements or other documents.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You
may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports,
proxy statements and other information concerning us can also be inspected at the Nasdaq Global Market Operations, 1735 K Street, N.W., Washington, D.C. You
may also find recent documents we filed on our website at www.falconstor.com.

                           INCORPORATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934, until the sale of all the shares of Common Stock that are part of this offering. The documents we are incorporating by reference are as follows:

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  2005;

         (2)      Our Current Report on Form 8-K filed on January 4, 2006;

         (3)      Our Current Report on Form 8-K filed on February 9, 2006;

         (4)      Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2006;

         (5)      Our Current Report on Form 8-K filed on April 27, 2006;

         (6)      Our Current Report on Form 8-K filed under Item 7.01 on July
                  27, 2006;

         (7)      Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2006;

         (8)      Our Current Report on Form 8-K filed under Item 7.01 on
                  October 26, 2006;

         (9)      Our Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 2006;

         (10)     The description of our Common Stock contained in our
                  registration statement on Form 8-A declared effective by the
                  SEC on June 28, 1994, including any amendments or reports
                  filed for the purpose of updating that description.

         You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                           FalconStor Software, Inc.
                           2 Huntington Quadrangle
                           Suite 2S01
                           Melville, New York  11747
                           Attention: Chief Financial Officer
                           (631) 777-5188

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the
SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                  RISK FACTORS

DUE TO THE UNCERTAIN AND SHIFTING DEVELOPMENT OF THE NETWORK STORAGE SOFTWARE
MARKET AND OUR RELIANCE ON OUR PARTNERS, WE MAY HAVE DIFFICULTY ACCURATELY
PREDICTING REVENUE FOR FUTURE PERIODS AND APPROPRIATELY BUDGETING FOR EXPENSES.

         The rapidly evolving nature of the network storage software market in which we sell our products, the degrees of effort and success of our partners'
sales and marketing efforts, and other factors that are beyond our control, reduce our ability to accurately forecast our quarterly and annual revenue.
However, we must use our forecasted revenue to establish our expense budget.
Most of our expenses are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses in a timely manner to offset any shortfall in revenue.

THE MARKET FOR STORAGE AREA NETWORKS AND NETWORK ATTACHED STORAGE ARE STILL
MATURING, AND OUR BUSINESS WILL SUFFER IF THEY DO NOT CONTINUE TO DEVELOP AS WE
EXPECT.

         The continued adoption of Storage Area Networks (SAN) and Network
Attached Storage (NAS) solutions is critical to our future success. The markets for SAN and NAS solutions are still maturing, making it difficult to predict their potential sizes or future growth rates. If these markets develop more slowly than we expect, our business, financial condition and results of operations would be adversely affected.

THE MARKET FOR DISK-BASED BACKUP SOLUTIONS IS STILL MATURING, AND OUR BUSINESS
WILL SUFFER IF IT DOES NOT CONTINUE TO DEVELOP AS WE EXPECT.

         The continued adoption of disk-based backup solutions, such as our
VirtualTape Library software, is critical to our future success. The market for disk-based backup solutions is still maturing, making it difficult to predict its potential size or future growth rate. If this market develops more slowly than we expect, our business, financial condition and results of operations would be adversely affected.

THE MARKET FOR IP-BASED STORAGE AREA NETWORKS IS NEW AND UNCERTAIN, AND OUR
BUSINESS WILL SUFFER IF IT DOES NOT DEVELOP AS WE EXPECT.

         The rapid adoption of IP-based Storage Area Networks (SAN) is important to our future success. The market for IP-based SANs is still unproven, making it difficult to predict the potential size or future growth rate. We are uncertain whether a viable market for our products will develop or be sustainable. If this market fails to develop, or develops more slowly than we expect, our business, financial condition and results of operations would be adversely affected.

WE MAY NOT BE ABLE TO PENETRATE THE SMALL/MEDIUM BUSINESS AND SMALL OFFICE/HOME
OFFICE MARKETS.

         We have announced plans to offer products for the small/medium business
(SMB) and small office/home office (SOHO) markets. We may not be able to design or offer products attractive to the SMB and the SOHO markets, or to reach agreements with OEMs and resellers with significant presences in the SMB and

SOHO markets. If we are unable to penetrate the SMB and SOHO markets, we will not be able to recoup the expenses associated with our efforts in these markets and our ability to grow revenues could suffer.

THE MARKET FOR OUR PRIMEVAULTSM SERVICES IS COMPETITIVE AND IT IS UNCERTAIN
WHETHER WE WILL ATTRACT ENOUGH CUSTOMERS TO PROVIDE AN ADEQUATE RETURN ON
INVESTMENT.

         We have continued to make investments in infrastructure and in operating, sales and marketing personnel for our PrimeVault disaster recovery, data backup, managed storage, and VTL replication services. The market for these services is competitive with a number of vendors offering similar services.
Despite what we believe are competitive advantages offered by our PrimeVault services based on our proprietary IPStor and VTL families of software, there can be no assurance that we will be able to attract enough customers, or earn enough revenues, to cover our investment in PrimeVault services or to provide an adequate return on that investment.

IF WE ARE UNABLE TO DEVELOP AND MANUFACTURE NEW PRODUCTS THAT ACHIEVE ACCEPTANCE
IN THE NETWORK STORAGE SOFTWARE MARKET, OUR OPERATING RESULTS MAY SUFFER.

         The network storage software market continues to evolve and as a result there is continuing demand for new products. Accordingly, we may need to develop and manufacture new products that address additional network storage software market segments and emerging technologies to remain competitive in the data storage software industry. We are uncertain whether we will successfully qualify new network storage software products with our customers by meeting customer performance and quality specifications or quickly achieve high volume production of storage networking software products. Any failure to address additional market segments could harm our business, financial condition and operating results.

OUR PRODUCTS MUST CONFORM TO INDUSTRY STANDARDS IN ORDER TO BE ACCEPTED BY
CUSTOMERS IN OUR MARKETS.

         Our current products are only one part of a storage system. All components of these systems must comply with the same industry standards in order to operate together efficiently. We depend on companies that provide other components of these systems to conform to industry standards. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by OEM customers or end users. If other providers of components do not support the same industry standards as we do, or if competing standards emerge, our products may not achieve market acceptance, which would adversely affect our business.

OUR PRODUCTS MAY HAVE ERRORS OR DEFECTS THAT COULD RESULT IN REDUCED DEMAND FOR
OUR PRODUCTS OR COSTLY LITIGATION.

         Our IPStor platform is complex and is designed to be deployed in large and complex networks. Many of our customers have unique infrastructures, which may require additional professional services in order for our software to work within their infrastructures. Because our products are critical to the networks of our customers, any significant interruption in their service as a result of defects in our product could result in damage to our customers. These problems could cause us to incur significant service and engineering costs, divert engineering personnel from product development efforts and significantly impair our ability to maintain existing customer relationships and attract new customers. In addition, a product liability claim, whether successful or not, would likely be time consuming and expensive to resolve and would divert management time and attention. Further, if we are unable to fix the errors or other problems that may be identified in full deployment, we would likely experience loss of or delay in revenues and loss of market share and our business and prospects would suffer.

         Our other products may also contain errors or defects. If we are unable to fix the errors or other problems that may be discovered, we would likely experience loss of or delay in revenues and loss of market share and our business and prospects would suffer.

FAILURE OF STORAGE APPLIANCES POWERED BY IPSTOR TO INTEGRATE SMOOTHLY WITH END
USER SYSTEMS COULD IMPACT DEMAND FOR THE APPLIANCES.

         We have entered into agreements with resellers and OEM partners to develop storage appliances that combine certain aspects of IPStor or VTL functionality with third party hardware to create single purpose turnkey solutions that are designed to be easy to deploy. If the storage appliances are not easy to deploy or do not integrate smoothly with end user systems, the basic premise behind the appliances will not be met and sales would suffer.

OUR OEM CUSTOMERS REQUIRE OUR PRODUCTS TO UNDERGO A LENGTHY AND EXPENSIVE
QUALIFICATION PROCESS THAT DOES NOT ASSURE PRODUCT SALES.

         Prior to offering our products for sale, our OEM customers typically require that each of our products undergo an extensive qualification process, which involves interoperability testing of our product in the OEM's system as well as rigorous reliability testing. This qualification of a product by an OEM does not assure any sales of the product to the OEM. Despite this uncertainty, we devote substantial resources, including engineering, sales, marketing and management efforts, toward qualifying our products with OEMs in anticipation of sales to them. If we are unsuccessful or delayed in qualifying any products with an OEM, such failure or delay would preclude or delay sales of that product to the OEM, which may impede our ability to grow our business.

WE RELY ON OUR OEM CUSTOMERS AND RESELLERS FOR MOST OF OUR SALES.

         Almost all of our sales come from sales to end users of our products by our OEM customers and by our resellers. These OEM customers and resellers have limited resources and sales forces and sell many different products, both in the network storage software market and in other markets. The OEM customers and resellers may choose to focus their sales efforts on other products in the network storage software market or other markets. The OEM customers might also choose not to continue to develop or to market products which include our products. This would likely result in lower revenues to us and would impede our ability to grow our business.

OUR OEM CUSTOMERS ARE NOT OBLIGATED TO CONTINUE TO SELL OUR PRODUCTS.

         We have no control over the shipping dates or volumes of systems incorporation our product that our OEM customers ship and they have no obligation to ship systems incorporating our software applications. They also have no obligation to recommend or offer our software applications exclusively or at all, and they have no minimum sales requirements. These OEMs also could choose to develop their own data protection and network storage software internally and incorporate those products into their systems instead of our software applications. The OEMs that we do business with also compete with one another. If one of our OEMs views our arrangement with another OEM as competing with its products, it may decide to stop doing business with us. Any material decrease in the volume of sales generated by OEMs with whom we do business, as a result of these factors or otherwise, would have a material adverse effect on our revenues and results of operations in future periods.

THE FAILURE OF OUR RESELLERS TO EFFECTIVELY SELL OUR SOFTWARE APPLICATIONS COULD
HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND RESULTS OF OPERATIONS.

         We rely significantly on our value-added resellers, systems integrators and corporate resellers, which we collectively refer to as resellers, for the marketing and distribution of our software applications and services. Resellers are our most significant distribution channel. However, our agreements with resellers are generally not exclusive, are generally renewable annually and in many cases may be terminated by either party without cause. Many of our resellers carry software applications that are competitive with ours. These resellers may give a higher priority to other software applications, including those of our competitors, or may not continue to carry our software applications at all. If a number of resellers were to discontinue or reduce the sales of our products, or were to promote our competitors' products in lieu of our applications, it would have a material adverse effect on our future revenues.
Events or occurrences of this nature could seriously harm our sales and results of operations. In addition, we expect that a significant portion of our sales growth will depend upon our ability to identify and attract new reseller partners. The use of resellers is an integral part of our distribution network.
We believe that our competitors also use reseller arrangements. Our competitors may be more successful in attracting reseller partners and could enter into exclusive relationships with resellers that make it difficult to expand our reseller network. Any failure on our part to expand our network of resellers could impair our ability to grow revenues in the future.

WE ARE DEPENDENT ON CERTAIN KEY CUSTOMERS AND A PORTION OF OUR RECEIVABLES HAS
HISTORICALLY BEEN CONCENTRATED WITH TWO CUSTOMERS.

         We tend to have one or more customers account for 10% or more of our revenues during each fiscal quarter. For the quarter ended September 30, 2006, we had one customer who accounted for 27% of our revenues. While we believe that we will continue to receive revenue from this client, and from another customer which has provided 10% or more of our revenues in recent quarters, our agreements do not have any minimum sales requirements and we cannot guarantee continued revenue. If our contracts with either of these customers are terminated, or if the volume of sales from these customer significantly declines, it would have a material adverse effect on our operating results.

         In addition, as of September 30, 2006, one customer accounted for a total of 18% of our outstanding receivables. While we currently have no reason to question the collectibility of this receivable, a business failure or reorganization by this customer could harm our ability to collect this receivable and could damage our cash flow.

THE REPORTING TERMS OF SOME OF OUR OEM AGREEMENTS MAY CAUSE US DIFFICULTY IN
ACCURATELY PREDICTING REVENUE FOR FUTURE PERIODS, BUDGETING FOR EXPENSES OR
RESPONDING TO TRENDS.

         Certain of our OEM customers do not report license revenue to us until sixty days or more after the end of the quarter in which the software was licensed. There will thus be a delay before we learn whether licensing revenue from these OEMs has met, exceeded, or fallen short of our expectations. The reporting schedule from these OEMs also means that our ability to respond to trends in the market could be harmed as well. For example, if, in a particular quarter, we see a significant increase or decrease in revenue from our channel sales or one of our other OEM partners, there will be a delay in our ability to determine whether this is an anomaly or a part of a trend. However, we must use our forecasted revenue to establish our expense budget. Most of our expenses are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses in a timely manner to offset any shortfall in revenue or to increase our sales, marketing or support headcounts to take advantage of positive developments.

ISSUES WITH THE HARDWARE SOLD BY OUR PARTNERS COULD RESULT IN LOWER SALES OF OUR
PRODUCTS.

         As part of our sales channel, we license our software to OEMs and other partners who install our software on their own hardware or on the hardware of other third parties. If the hardware does not function properly or causes damage to customers' systems, we could lose sales to future customers, even though our software functions properly. Problems with our partners' hardware could negatively impact our business.

WE MUST MAINTAIN OUR EXISTING RELATIONSHIPS AND DEVELOP NEW RELATIONSHIPS WITH
STRATEGIC INDUSTRY PARTNERS.

         Part of our strategy is to partner with major third-party software and hardware vendors who integrate our products into their offerings and/or market our products to others. These strategic partners often have customer or distribution networks to which we otherwise would not have access or the development of which would take up large amounts of our time and other resources. There is intense competition to establish relationships with these strategic partners. Some of our agreements with our OEM customers grant to the
OEMs limited exclusivity rights to portions of our products for periods of time.

This could result in lost sales opportunities for us with other customers or could cause other potential OEM partners to consider or select software from our competitors for their storage solutions. In addition, the desire for product differentiation could cause potential OEM partners to select software from our competitors. We cannot guarantee that our current strategic partners, or those companies with whom we may partner in the future, will continue to be our partners for any period of time. If our software were to be replaced in an OEM solution by competing software, or if our software is not selected by OEMs for future solutions, it would likely result in lower revenues to us and would impede our ability to grow our business.

CONSOLIDATION IN THE NETWORK STORAGE INDUSTRY COULD HURT OUR STRATEGIC
RELATIONSHIPS.

         In the past, companies with whom we have OEM relationships have been acquired by other companies. These acquisitions caused disruptions in the sales and marketing of our products and in 2005, acquisitions of two of our OEM partners had an impact on our revenues. If additional OEM customers are acquired, the new parents might choose to stop offering solutions containing our software. Even if the solutions continued to be offered, there might be a loss of focus and sales momentum as the companies are integrated.

THE NETWORK STORAGE SOFTWARE MARKET IS HIGHLY COMPETITIVE AND INTENSE
COMPETITION COULD NEGATIVELY IMPACT OUR BUSINESS.

         The network storage software market is intensely competitive even during periods when demand is stable. Some of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition and a larger installed base of customers than we have.
Those competitors and other potential competitors may be able to establish or to expand network storage software offerings more quickly, adapt to new technologies and customer requirements faster, and take advantage of acquisition and other opportunities more readily.

         Our competitors also may:

         o    consolidate or establish strategic relationships among themselves to lower their product costs or to otherwise compete more
              effectively against us; or

         o    bundle their products with other products to increase demand for their products.

         In addition, some OEMs with whom we do business, or hope to do business, may enter the market directly and rapidly capture market share. If we fail to compete successfully against current or future competitors, our business, financial condition and operating results may suffer.

OUR ABILITY TO SELL OUR SOFTWARE APPLICATIONS IS HIGHLY DEPENDENT ON THE QUALITY
OF OUR SERVICES OFFERINGS, AND OUR FAILURE TO OFFER HIGH QUALITY SUPPORT AND
PROFESSIONAL SERVICES WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR SALES OF
SOFTWARE APPLICATIONS AND RESULTS OF OPERATIONS.

         Our services include the assessment and design of solutions to meet our customers' storage management requirements and the efficient installation and deployment of our software applications based on specified business objectives.
Further, once our software applications are deployed, our customers depend on us to resolve issues relating to our software applications. A high level of service is critical for the successful marketing and sale of our software. If we or our partners do not effectively install or deploy our applications, or succeed in helping our customers quickly resolve post-deployment issues, it would adversely affect our ability to sell software products to existing customers and could harm our reputation with potential customers. As a result, our failure to maintain high quality support and professional services would have a material adverse effect on our sales of software applications and results of operations

FAILURE TO ACHIEVE ANTICIPATED GROWTH COULD HARM OUR BUSINESS AND OPERATING
RESULTS.

         Achieving our anticipated growth will depend on a number of factors, some of which include:

         o    retention of key management, marketing and technical personnel;

         o    our ability to increase our customer base and to increase the sales of our products; and

         o    competitive conditions in the network storage infrastructure software market.

         We cannot assure you that the anticipated growth will be achieved. The failure to achieve anticipated growth could harm our business, financial condition and operating results.

OUR REVENUES DEPEND IN PART ON SPENDING BY CORPORATE CUSTOMERS.

         The operating results of our business depend in part on the overall demand for network storage software. Because our sales are primarily to major corporate customers, any softness in demand for network storage software may result in decreased revenues.

OUR FUTURE QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD CAUSE OUR
STOCK PRICE TO DECLINE.

         Our previous results are not necessarily indicative of our future performance and our future quarterly results may fluctuate significantly.

                                        9

         Our future performance will depend on many factors, including:

         o    the timing of securing software license contracts and the delivery of software and related revenue recognition;

         o    the seasonality of information technology, including network storage products, spending;

         o    the average unit selling price of our products;

         o    existing or new competitors introducing better products at competitive prices before we do;

         o    our ability to manage successfully the complex and difficult process of qualifying our products with our customers;

         o    new products or enhancements from us or our competitors;

         o    import or export restrictions on our proprietary technology; and

         o    personnel changes.

         Many of our expenses are relatively fixed and difficult to reduce or modify. As a result, the fixed nature of our expenses will magnify any adverse effect of a decrease in revenue on our operating results.

OUR STOCK PRICE MAY BE VOLATILE

         The market price of our common stock has been volatile in the past and may be volatile in the future. For example, during the past twelve months ended
September 30, 2006, the closing market price of our common stock as quoted on the NASDAQ Global Market fluctuated between $5.81 and $9.78. The market price of our common stock may be significantly affected by the following factors:

         o    actual or anticipated fluctuations in our operating results;

         o    failure to meet financial estimates;

         o    changes in market valuations of other technology companies, particularly those in the network storage software market;

         o    announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o    loss of one or more key OEM customers; and

         o    departures of key personnel.

         The stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

                                       10

OUR ABILITY TO FORECAST EARNINGS IS LIMITED BY THE IMPACT OF ACCOUNTING
REQUIREMENTS.

         The Financial Accounting Standards Board requires companies to recognize the fair value of stock options and other share-based payment compensation to employees as compensation expense in the statement of operations. However, this expense, which, in accordance with accounting standards, we calculate based on the "Black-Scholes" model, is subject to factors beyond our control. These factors include the market price of our stock on a particular day and stock price "volatility." In addition, we do not know how many options our employees will exercise in any future period. These unknowns make it difficult for us to forecast accurately what the stock option and equity-based compensation expense will be in the future. Because we are unable to make accurate expense forecasts, our ability to make accurate forecasts of future earnings is compromised.

WE HAVE A SIGNIFICANT AMOUNT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK, WHICH
MAY AFFECT THE LIKELIHOOD OF A CHANGE OF CONTROL IN OUR COMPANY.

         Our Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock on such terms and with such rights, preferences and designations, including, without limitation restricting dividends on our common stock, dilution of the voting power of our common stock and impairing the liquidation rights of the holders of our common stock, as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof may have the effect of delaying, deterring or preventing a change in control. In addition, certain "anti-takeover"
provisions of the Delaware General Corporation Law, among other things, may restrict the ability of our stockholders to authorize a merger, business combination or change of control. Further, we have entered into change of control agreements with certain executives, which may also have the effect of delaying, deterring or preventing a change in control.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING OPTIONS, RESTRICTED SHARES AND
WARRANTS, THE EXERCISE OF WHICH WOULD DILUTE THE THEN-EXISTING STOCKHOLDERS'
PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

         As of September 30, 2006, we had an aggregate of 11,809,460 outstanding restricted shares and outstanding options and warrants to purchase our common stock. The weighted average exercise price of the outstanding options and warrants is $5.51 per share. We also have 1,195,185 shares of our common stock reserved for issuance under our stock plans with respect to options (or restricted stock) that have not been granted.

         The exercise of all of the outstanding options and warrants and/or the grant and exercise of additional options or restricted stock would dilute the then-existing stockholders' percentage ownership of common stock, and any sales in the public market of the common stock issuable upon such exercise could adversely affect prevailing market prices for the common stock. Moreover, the

                                       11

terms upon which we would be able to obtain additional equity capital could be adversely affected because the holders of such securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided by such securities.

OUR BUSINESS COULD BE MATERIALLY AFFECTED AS A RESULT OF A NATURAL DISASTER,
TERRORIST ACTS, OR OTHER CATASTROPHIC EVENTS

         In August, 2003, our business was interrupted due to a large scale blackout in the northeastern United States. While our headquarters facilities contain redundant power supplies and generators, our domestic and foreign operations, and the operations of our industry partners, remain susceptible to fire, floods, power loss, power shortages, telecommunications failures, break-ins and similar events.

         Any interruption in power supply or telecommunications would be particularly disruptive to our PrimeVault backup and disaster recovery operations. If PrimeVault customers are unable to access their data, confidence in our ability to provide disaster recovery and backup services will be damaged which will impair our ability to retain existing customers, to gain new customers and to expand our operations.

         Terrorist actions domestically or abroad could lead to business disruptions or to cancellations of customer orders or a general decrease in corporate spending on information technology, or could have direct impact on our marketing, administrative or financial functions and our financial condition could suffer.

UNITED STATES GOVERNMENT EXPORT RESTRICTIONS COULD IMPEDE OUR ABILITY TO SELL
OUR SOFTWARE TO CERTAIN END USERS.

         Certain of our products include the ability for the end user to encrypt data. The United States, through the Bureau of Industry Security, places restrictions on the export of certain encryption technology. These restrictions may include: the requirement to have a license to export the technology; the requirement to have software licenses approved before export is allowed; and
outright bans on the licensing of certain encryption technology to particular end users or to all end users in a particular country. Certain of our products are subject to various levels of export restrictions. These export restrictions could negatively impact our business.

THE INTERNATIONAL NATURE OF OUR BUSINESS COULD HAVE AN ADVERSE AFFECT ON OUR
OPERATING RESULTS.

         We sell our products worldwide. Accordingly, our operating results could be materially adversely affected by various factors including regulatory, political, or economic conditions in a specific country or region, trade protection measures and other regulatory requirements, and acts of terrorism and international conflicts.

         Our international sales are denominated primarily in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in foreign markets.

                                       12

         Additional risks inherent in our international business activities generally include, among others, longer accounts receivable payment cycles, difficulties in managing international operations, decreased flexibility in matching workforce to needs as compared with the U.S., and potentially adverse tax consequences. Such factors could materially adversely affect our future international sales and, consequently, our operating results.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

         Our success is dependent upon our proprietary technology. Currently, the IPStor software suite is the core of our proprietary technology. We have three patents issued, and multiple pending patent applications, numerous trademarks registered and multiple pending trademark applications related to our products. We cannot predict whether we will receive patents for our pending or future patent applications, and any patents that we own or that are issued to us may be invalidated, circumvented or challenged. In addition, the laws of certain countries in which we sell and manufacture our products, including various countries in Asia, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

         We also rely on trade secret, copyright and trademark laws, as well as the confidentiality and other restrictions contained in our respective sales contracts and confidentiality agreements to protect our proprietary rights.
These legal protections afford only limited protection.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY CAUSE US TO BECOME INVOLVED
IN COSTLY AND LENGTHY LITIGATION, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

         In recent years, there has been significant litigation in the United
States involving patents, trademarks and other intellectual property rights.

         We were already subject to one action, which alleged that our technology infringed on patents held by a third party. While we settled this litigation, the fees and expenses of the litigation as well as the litigation settlement were expensive and the litigation diverted management's time and attention. Any additional litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention and might subject us to significant liability for damages or invalidate our intellectual property rights. Any potential intellectual property litigation against us could force us to take specific actions, including:

         o    cease selling our products that use the challenged intellectual property;

         o    obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all;
              or

                                       13

         o    redesign those products that use infringing intellectual property or cease to use an infringing product or trademark.

DEVELOPMENTS LIMITING THE AVAILABILITY OF OPEN SOURCE SOFTWARE COULD IMPACT OUR
ABILITY TO DELIVER PRODUCTS AND COULD SUBJECT US TO COSTLY LITIGATION.

         Many of our products are designed to include software or other intellectual property licensed from third parties, including "Open Source"
software. At least one intellectual property rights holder has alleged that it holds the rights to software traditionally viewed as Open Source. It may be necessary in the future to seek or renew licenses relating to various aspects of these products. There can be no assurance that the necessary licenses would be available on acceptable terms, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results, and financial condition. Moreover, the inclusion in our products of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

THE LOSS OF ANY OF OUR KEY PERSONNEL COULD HARM OUR BUSINESS.

         Our success depends upon the continued contributions of our key employees, many of whom would be extremely difficult to replace. We do not have key person life insurance on any of our personnel. Worldwide competition for skilled employees in the network storage software industry is extremely intense.
If we are unable to retain existing employees or to hire and integrate new employees, our business, financial condition and operating results could suffer.
In addition, companies whose employees accept positions with competitors often claim that the competitors have engaged in unfair hiring practices. We may be the subject of such claims in the future as we seek to hire qualified personnel and could incur substantial costs defending ourselves against those claims.

WE MAY NOT SUCCESSFULLY INTEGRATE THE PRODUCTS, TECHNOLOGIES OR BUSINESSES FROM,
OR REALIZE THE INTENDED BENEFITS OF ACQUISITIONS.

         We have made, and may continue to make, acquisitions of other companies or their assets. Integration of the acquired products, technologies and businesses, could divert management's time and resources. Further, we may not be able to properly integrate the acquired products, technologies or businesses, with our existing products and operations, train, retain and motivate personnel from the acquired businesses, or combine potentially different corporate cultures. If we are unable to fully integrate the acquired products, technologies or businesses, or train, retain and motivate personnel from the acquired businesses, we may not receive the intended benefits of the acquisitions, which could harm our business, operating results and financial condition.

                                       14

IF ACTUAL RESULTS OR EVENTS DIFFER MATERIALLY FROM OUR ESTIMATES AND
ASSUMPTIONS, OUR REPORTED FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
FUTURE PERIODS COULD BE MATERIALLY AFFECTED.

         The preparation of consolidated financial statements and related disclosure in accordance with generally accepted account principles requires management to establish policies that contain estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Note 1 to the Consolidated Financial Statements in this
Report on Form 10-Q describes the significant accounting policies essential to preparing our financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures.
We base our estimates on historical experience and assumptions that we believe to be reasonable under the circumstances. Actual future results may differ materially from these estimates. We evaluate, on an ongoing basis, our estimates and assumptions.

LONG TERM CHARACTER OF INVESTMENTS

         Our present and future equity investments may never appreciate in value, and are subject to normal risks associated with equity investments in businesses. These investments may involve technology risks as well as commercialization risks and market risks. As a result, we may be required to write down some or all of these investments in the future.

UNKNOWN FACTORS

         Additional risks and uncertainties of which we are unaware or which currently we deem immaterial also may become important factors that affect us.

                                   THE COMPANY

         FalconStor Software, Inc. ("FalconStor") is a premier developer of adaptive data protection solutions that maximize business continuity and data center efficiency within all IT infrastructures, integrating seamlessly to ensure rapid data recovery while simplifying storage management. FalconStor's comprehensive offerings include award-winning, easy-to-deploy storage virtualization, continuous data protection (CDP), virtual tape library (VTL), and disaster recovery (DR) software solutions and related implementation, maintenance, and engineering services. In addition, FalconStor recently launched its PrimeVaultSM offsite data protection center, which provides customers with a safe secondary location to which they can replicate their data securely and cost-effectively for rapid recovery and archiving. From the Fortune 1000 to small and medium-size businesses, customers across a vast range of industries worldwide have implemented FalconStor solutions in their production IT environments in order to meet their most stringent recovery time objectives
(RTO) and recovery point objectives (RPO), as well as to manage their storage infrastructures with minimal total cost of ownership (TCO) and optimal return on investment (ROI).

                                       15

          Our principal executive offices are located at 2 Huntington
Quadrangle, Suite 2S01, Melville, New York 11747. Our telephone number is (631)
777-5188.

                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See "Selling
Stockholders." All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of Common Stock. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2000 Stock Option Plan, our 2004 Outside Directors Stock Option Plan, our 2006 Incentive Plan and our
1994 Outside Directors Stock Option Plan.

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder at October 31, 2006, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of October 31, 2006), and (iii) the number and percentage of shares of our Common Stock to be held by each selling stockholder after completion of the offering.

                                                           Number of     Percentage
                                                           shares of   of Class to be
                       Number of shares     Number of     Common Stock  Owned After
                        of Common Stock     Shares to be      After      Completion
                     Beneficially Owned at  Offered for   Completion of    of the
        Name         October 31, 2006 (1)   Resale (2)    the Offering    Offering

Lawrence S. Dolin (3)       129,790(1)      115,000         40,000            *
Steven R. Fischer (4)        94,290         115,000         19,500            *
Steven L. Bock (5)           31,944          60,000              0            *
Patrick B. Carney (6)        71,818         100,000            500            *
Wayne Lam (7)               609,080         722,980         69,237          1.3%
James Weber (8)             211,729         295,479         20,000            *
Bernard Wu (9)              498,120         632,120        232,020          1.0%

                                       16

Alan Kaufman (10)            26,388          60,000              0            *
Alex Chen (11)                   **          10,000 (11)         0            *
Alan Chen (12)                   **          20,000 (12)    20,000            *
Eric Chen (13)                   **          10,000 (13)         0            *
Seth Horowitz (14)               **          10,000 (14)         0            *
Alex Jiang (15)                  **          10,000 (15)         0            *
John Lallier (16)                **          10,000 (16)    28,844            *
Wai Lam (17)                     **          20,000 (17)         0            *
Prakash Manden (18)              **          20,000 (18)         0            *
Seth Oxenborn (19)               **          10,000 (19)   211,077(19)        *
Jimmy Wu (20)                    **          20,000 (20)         0            *

------------
*Less than one percent

** In addition to the restricted stock being offered for resale by such individuals, such individuals may also hold presently exercisable options or options exercisable within 60 days of October 31, 2006. None of such options are being offered for resale because none of such employees is an executive officer, director or otherwise an "affiliate" of the Company.

(1)    A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after October 31, 2006 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person
       (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from October 31,
       2006) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)    Includes with respect to Messrs. Dolin, Fischer, Bock, Carney, Wayne Lam,
       Weber, Bernard Wu, and Kaufman shares issuable upon the exercise of options both currently and not currently exercisable. In addition to options, Messrs. Wayne Lam, Weber and Bernard Wu own shares of restricted stock.

(3)    Based on information contained in Forms 4 filed by Mr. Dolin and certain other information. Consists of (i) 40,000 shares held by Northern Union
       Club and (ii) 89,790 shares of Common Stock issuable upon exercise of

                                       17

       options that are currently exercisable or will be exercisable within 60 days of October 31, 2006. Mr. Dolin is a general partner of Mordo
       Partners, which is a general partner of Northern Union Club. Mr. Dolin disclaims beneficial ownership of the securities held by Northern Union
       Club, except to the extent of his equity interest therein. Mr. Dolin has been a Director of the Company since August 2001.

(4)    Based on information contained in Forms 4 filed by Mr. Fischer and certain other information. Consists of (i) 19,500 shares held by Mr.
       Fischer and (ii) 74,790 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of October 31, 2006. Excludes 1,000 shares of Common Stock held by
       Mr. Fischer as a custodian for his daughter. Mr. Fischer disclaims beneficial ownership of the securities held as a custodian for his daughter, except to the extent of his equity interest therein. Mr.
       Fischer has been a Director of the Company since August 2001.

(5)    Based on information contained in a Form 3 and Forms 4 filed by Mr. Bock and certain other information. Mr. Bock has been a Director of the
       Company since January 2005.

(6)    Based on information contained in a Form 3 and Forms 4 filed by Mr.
       Carney and certain other information. Consists of (i) 500 shares held by
       Mr. Carney and (ii) 71,318 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within
       60 days of October 31, 2006. Mr. Carney has been a Director of the
       Company since May 2003.

(7)    Based on information contained in Forms 4 filed by Mr. Lam and certain other information. Consists of (i) 68,003 shares held by Mr. Lam including 20,000 restricted shares, (ii) 1,234 shares of Common Stock held by Mr. Lam's spouse, and (iii) 539,843 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of October 31, 2006. Mr. Lam has served as vice president of marketing of the Company and its predecessor entity since April 2000.

(8)    Based on information contained in a Form 3 and Forms 4 filed by Mr. Weber and certain other information. Consists of (i) 20,000 restricted shares and (ii) 191,729 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of
       October 31, 2006. Mr. Weber has served as Chief Financial Officer,
       Treasurer and a Vice President since February 2004. Prior to becoming
       Chief Financial Officer, Mr. Weber served as worldwide Corporate
       Controller of the Company and its predecessor entity, since April 2001.

(9)    Based on information contained in a Form 3 and Forms 4 filed by Mr. Wu and certain other information. Consists of (i) 232,020 shares held by Mr.
       Wu, including 20,000 restricted shares and (ii) 266,100 shares of Common
       Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of October 31, 2006. Mr. Wu has served

                                       18

       as Vice President of Business Development of the Company and its
       predecessor entity since November 2000.

(10)   Based on information contained in a Form 3 and Forms 4 filed by Mr.
       Kaufman and certain other information. Mr. Kaufman has been a Director of the Company since May 10, 2005.

(11)   Alex Chen has been Managing Director of FalconStor's Shanghai office for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(12)   Alan Chen has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(13)   Eric Chen has been a Vice President of FalconStor and the General Manager of the Asia-Pacific Region for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(14)   Seth Horowitz has been Vice President, General Counsel & Secretary of
       FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(15)   Alex Jiang has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(16)   John Lallier has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(17)   Wai Lam has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(18)   Prakash Manden has been a Vice President of FalconStor since May 2004.
       Prior to May, 2004, Mr. Manden was an employee of FalconStor. The shares being offered for resale hereby consists of restricted stock.

(19)   Seth Oxenhorn has been Director, Business Development of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock. Consists of 211,077 shares of Common Stock held by the Eli Oxenhorn Family Limited Partnership (the "EOFLP"). Mr.
       Oxehnhorn disclaims beneficial ownership of the securities held by the
       EOFLP, except to the extent of his equity interest therein.

(20)   Jimmy Wu has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

Alex Chen, Alan Chen and Eric Chen are not related.

Wayne Lam and Wai Lam are brothers.

Bernie Wu and Jimmy Wu are not related.

                                       19

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of Common Stock by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling stockholders will bear all expenses associated with the sale of the Common Stock.

         The selling stockholders may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o    On any stock exchange on which the shares of Common Stock may be listed at the time of sale
         o    In negotiated transactions
         o    In the over-the-counter market
         o    In a combination of any of the above transactions

         The selling stockholders may offer their shares of Common Stock at any of the following prices:

         o    Fixed prices which may be changed
         o    Market prices prevailing at the time of sale
         o    Prices related to such prevailing market prices
         o    At negotiated prices

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.
Any such sales may be at prices then prevailing on the Nasdaq Global Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section
2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

                                       20

         The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the
Common Stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling shareholders have represented to us that any purchase or sale of shares of Common Stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our
Common Stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our Common Stock or any right to purchase our Common Stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our
Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our Common Stock.

         There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of
Common Stock offered hereby have been passed upon for the Company by Olshan
Grundman Frome Rosenzweig & Wolosky LLP, 65 E. 55th Street, New York, New York
10022. Steven Wolosky, a member of Olshan Grundman Frome Rosenzweig & Wolosky
LLP, holds 12,000 shares of Common Stock in the Company.

                                     EXPERTS

         The consolidated balance sheets of FalconStor Software, Inc. as of
December 31, 2005, and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows

                                       21

for each of the years in the three-year period ended December 31, 2005, as well as management's report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference in this Prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC four Registration Statements on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statements. Statements contained in this
Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers or persons controlling the Company, the Company has been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       22

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934, until the sale of all the shares of Common Stock that are part of this offering. The documents we are incorporating by reference are as follows:

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  2005;

         (2)      Our Current Report on Form 8-K filed on January 4, 2006;

         (3)      Our Current Report on Form 8-K filed on February 9, 2006;

         (4)      Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2006;

         (5)      Our Current Report on Form 8-K filed on April 27, 2006;

         (6)      Our Current Report on Form 8-K filed under Item 7.01 on July
                  27, 2006;

         (7)      Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2006;

         (8)      Our Current Report on Form 8-K filed under Item 7.01 on
                  October 26, 2006;

         (9)      Our Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 2006;

         (10)     The description of our Common Stock contained in our
                  registration statement on Form 8-A declared effective by the
                  SEC on June 28, 1994, including any amendments or reports
                  filed for the purpose of updating that description.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Steven Wolosky, a member of Olshan Grundman Frome Rosenzweig & Wolosky
LLP, holds 12,000 shares of Common Stock of the Company.

                                       23

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As permitted by the Delaware General Corporation Law ("DGCL"), the
Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

DELAWARE LAW

         The Company is subject to Section 203 of the DGCL, which prevents an
"interested stockholder" (defined in Section 203, generally, as a person owning
15% or more of a corporation's outstanding voting stock) from engaging in a
"business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i)
before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85%
of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

         The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.

         FalconStor Software, Inc. maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses FalconStor Software, Inc. for such loss for which
FalconStor Software, Inc. has lawfully indemnified the directors and officers.
The policy contains various exclusions, none of which relate to the offering hereunder. FalconStor Software, Inc. also has agreements with its directors and officers providing for the indemnification thereof under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

                                       24

ITEM 8.  EXHIBITS

       4.1        2006 Incentive Plan, incorporated herein by reference to
                  exhibit 99.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed on August 8, 2006.

      *5.1        Opinion of Olshan Grundman Frome Rosenzweig & Wolosky as to
                  the legality of the stock covered by this registration
                  statement.

     *23.1        Consent of KPMG LLP, independent registered public accounting firm.

     *23.3        Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  (included in exhibit 5.1)

     *24.1        Powers of Attorney (included on signature page).

------------
*   Filed herewith.

ITEM 9.  UNDERTAKINGS

         A.   The undersigned registrant hereby undertakes:

                  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this
                       Registration Statement:

                           (i)     To include any prospectus required by Section
                                   10(a)(3) of the Securities Act of 1933;

                           (ii)    To reflect in the prospectus any facts or
                                   events arising after the effective date of
                                   the Registration Statement (or the most
                                   recent post-effective amendment thereof)
                                   which, individually or in the aggregate,
                                   represent a fundamental change in the
                                   information set forth in the Registration
                                   Statement;

                           (iii)   To include any material information with
                                   respect to the plan of distribution not
                                   previously disclosed in the Registration
                                   Statement or any material change to such
                                   information in the Registration Statement;

                           PROVIDED, HOWEVER, that paragraphs (i) and (ii) above
                           do not apply if the information required to be
                           included in a post-effective amendment by those
                           paragraphs is contained in periodic reports filed by
                           the registrant pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934 that are incorporated
                           by reference in the Registration Statement;

                                       25

                  (2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective
                       amendment shall be deemed to be a new registration
                       statement relating to the securities offered therein, and
                       the offering of such securities at that time shall be
                       deemed to be the initial bona fide offering thereof; and

                  (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that
                       remain unsold at the termination of the offering.

         B.   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.   Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the
Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       26

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorizes this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York, on the 30th day of
November, 2006.

                                          FALCONSTOR SOFTWARE, INC.
                                          (Registrant)

                                          By: /s/ ReiJane Huai
                                              ----------------------------------
                                              ReiJane Huai
                                              President, Chief Executive Officer
                                              and Chairman of the Board

                                       27

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of ReiJane Huai and James Weber his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                        Title                     Date
--------------------------------------------------------------------------------
/s/ ReiJane Huai              President, Chief Executive       November 30, 2006
------------------------      Officer and Chairman of the
ReiJane Huai                  Board (Principal Executive
                              Officer)

/s/ James Weber               Vice President and Chief         November 30, 2006
------------------------      Financial Officer (Principal
James Weber                   Financial Officer and Principal
                              Accounting Officer)

/s/ Lawrence S. Dolin         Director                         November 30, 2006
------------------------
Lawrence S. Dolin

/s/ Steven R. Fischer         Director                         November 30, 2006
------------------------
Steven R. Fischer

/s/ Steven L. Bock            Director                         November 30, 2006
------------------------
Steven L. Bock

/s/ Patrick B. Carney         Director                         November 30, 2006
------------------------
Patrick B. Carney

/s/ Alan W. Kaufman           Director                         November 30, 2006
------------------------
Alan W. Kaufman

                                       28

                                  EXHIBIT INDEX

       4.1        2006 Incentive Plan, incorporated herein by reference to
                  exhibit 99.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed on August 8, 2006.

      *5.1        Opinion of Olshan Grundman Frome Rosenzweig & Wolosky as to
                  the legality of the stock covered by this registration
                  statement.

     *23.1        Consent of KPMG LLP, independent registered public accounting firm.

     *23.3        Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  (included in exhibit 5.1)

     *24.1        Powers of Attorney (included on signature page).

------------
*   Filed herewith.